057 Putnam Europe Equity Fund attachment
December 31, 2011 Semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		6,699
Class B		154
Class C		66

72DD2 (000s omitted)

Class M		127
Class R		9
Class Y		398

73A1

Class A		0.873
Class B		0.686
Class C		0.713

73A2

Class M		0.770
Class R		0.837
Class Y		0.926

74U1 (000s omitted)

Class A		8,015
Class B		232
Class C		95

74U2 (000s omitted)

Class M		169
Class R		11
Class Y		445

74V1

Class A		16.56
Class B		15.92
Class C		16.30

74V2

Class M		16.43
Class R		16.37
Class Y		16.61


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.